Exhibit 99.1

FOR IMMEDIATE RELEASE

SWM Adds Seasoned Paper Industry Executive to Leadership Team
Omar Hoek to Lead Engineered Papers Division

ALPHARETTA, GA, October 18, 2019 - SWM International (NYSE: SWM), announced today that it has named Omar Hoek as Executive Vice President, Engineered Papers, effective January 2020. Hoek will join SWM from Finnish fibers manufacturer Ahlstrom-Munksjo, where he leads their Specialties division and is part of their senior executive leadership team. Hoek has also held leadership positions with Avery Dennison and Newell Rubbermaid.

Michel Fievez, current Executive Vice President, Engineered Papers, has announced his retirement for the end of 2019. Fievez joined SWM in 2007 and has served in several senior leadership roles during his tenure with the company. Dr. Jeffrey Kramer, SWM CEO, said, “Michel has made tremendously important contributions to SWM’s ongoing success in our paper business, and his positive impact will have a lasting effect on our organization and our business. He has certainly earned a rewarding retirement and we wish him well in the next stage of his journey.”

“At the same time, we are very excited to add Omar’s extensive experience across multiple leadership positions and companies in the paper industry. As our business looks to continued growth and innovation, Omar’s vision and ability to drive strategic implementation will spur our success.”

About SWM:
SWM is a leading global performance materials company. Our highly engineered papers, films, nets and nonwovens are designed and manufactured using natural fibers and polymers for a variety of industries and applications. We provide our customers with essential components that enhance the performance of their products. End markets served include filtration, transportation, infrastructure and construction, medical, industrial, tobacco, energy, food services and home décor. SWM and its subsidiaries manufacture on four continents, conduct business in over 90 countries and employ approximately 3,400 people worldwide. For further information, please visit SWM’s web site at www.swmintl.com.

Media Contact:

Mary T. Gibson
770-569-4328
mgibson@swmintl.com